Exhibit 10.26

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), is made as of October 9, 2020 (the “Effective Date”), by and among Pfizer Inc., a Delaware corporation, having an address of 235 East 42nd Street, New York, New York 10017 (“Pfizer”), BioNTech SE, a company organized and existing under the laws of Germany, having an address of An der Goldgrube 12, 55131 Mainz, Germany (“BioNTech”) (each of Pfizer and BioNTech, a “Customer Party,” and collectively, “Customer”) and TriLink BioTechnologies, LLC, a Delaware limited liability company, having an address of 10770 Wateridge Circle, Suite 200, San Diego, CA 92121 (“Supplier”). Customer and Supplier may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, Customer desires to obtain a supply of Product (as defined below) and Supplier desires to provide Customer with such Product, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants expressed herein, and intending to be legally bound thereby, the Parties hereby agree as follows:

1. DEFINITIONS

Terms defined in the preamble of and elsewhere in this Agreement have the meanings set forth therein, and the following terms have the meanings set forth below:

1.1 “Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.2 “Affiliate(s)” means, with respect to each Party, as of any point in time and for so long as such relationship continues to exist, any corporation, firm, partnership or other entity or person which directly or indirectly controls or is controlled by or is under common control with that Party. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors of such Party or any direct or indirect parent of such Party, and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.3 “Business Continuity Management” means a management and governance process supported by Supplier’s senior management and resourced to ensure identification risks of disruption to its supply of product or service, maintenance of viable recovery strategies and plans, and continuity of products/services.

1.4 “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York and/or the State of Rhineland-Palatinate are authorized or obligated by law or executive order to close, or as otherwise agreed by the Parties.

1.5 “CleanCap Reagent” means a chemical manufactured by Supplier for the co-transcriptional capping of mRNA, as further described in Schedule 1.28.

1.6 “CleanCap mRNA” means an mRNA incorporating CleanCap Reagent.

1.7 “Confidential Information” means all information disclosed to a Party or its Personnel by or on behalf of the other Party or learned or observed by such Party or its Personnel relating to (i) such other Party’s business or business plans, including, but not limited to, suppliers, customers, prospective customers, contractors, manufacturing, processes, clinical data, the content and format of various clinical and medical databases, utilization data, cost and pricing data, disease management data, software products, programming techniques, data warehouse and methodologies, all proprietary information, know-how, trade secrets, technical and non-technical materials, products, specifications, processes, sales and marketing plans and strategies, designs, (ii) information of any third parties for which the disclosing Party or its Affiliates have an obligation of confidentiality, (iii) any discussions and proceedings relating to any of the foregoing information, whether disclosed in oral, electronic, visual, written or any other form, and (iv) any information developed or derived by a Party from the information of the other Party described in the foregoing clauses (i) – (iii), whether or not for or on behalf of such Party. Confidential Information includes, without limitation, the terms and conditions of this Agreement. The fact that a Party may have marked or identified as confidential or proprietary any specific information shall be indicative that such Party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information is or is not considered confidential information by the disclosing Party.

1.8 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

1.9 “Customer Products” means any products manufactured by or on behalf of Customer using Product.

1.10 “Disclosing Party” means a Party disclosing Confidential Information to the other Party hereunder.

1.11 “Environmental Laws” means all Laws or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to (i) safety (including occupational health and safety); (ii) pollution, conservation, preservation or protection of human health, drinking water, natural resources, biota and the environment; (iii) the introduction of any chemical substances, products or finished articles into the stream of commerce; (iv) the imposition of any discharge levy or other economic instrument to prevent or reduce discharge or Release of pollutants or Hazardous Materials; (v) the conduct of environmental impact assessment in connection with the design, development and operation of any facility or project; (vi) the notification, classification, registrations and labeling of new chemical substances; and/or (vii) the generation, use, storage, handling, treatment, transportation or disposal of Waste including without limitation any matters related to Releases or threatened Releases of Hazardous Materials.

1.12 “Environmental Losses” means any and all fines, penalties, costs, liabilities, damages or losses incurred by Customer, or for which Customer is liable or obligated pursuant to or in connection with any Environmental Law or Release or threatened Release of Hazardous Materials (i) arising out of the operation or ownership of the facilities of Supplier, the facilities of any Affiliate of Supplier, or the facilities of any subcontractor of Supplier or such subcontractor’s Affiliates or (ii) relating to, arising from, or in any way connected with, the testing, manufacture, packaging, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of Product or materials used in the manufacture, packaging, handling or storage of Product, or associated by-products, raw materials, intermediates, Wastes or returned Product, in each case by Supplier, Affiliates of Supplier, or subcontractors of Supplier or such subcontractor’s Affiliates, or their respective officers, directors, employees, agents or contractors.

1.13 “Exempt Information” means any information which a Party can demonstrate: (a) was lawfully in its possession and reduced to writing prior to the time of disclosure by or on behalf of the other Party and which is not subject to another obligation of confidentiality; (b) is or becomes generally available to the public through no breach of this Agreement by such Party or its Personnel; (c) is obtained from a third party lawfully entitled to possession of such Confidential Information and under no obligation of confidentiality to the other Party or its Affiliates; or (d) was independently developed by or for such Party without reference to, aid from or reliance upon the Confidential Information of the other Party.

1.14 “Ex-Im Laws” means the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

1.15 “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

1.16 “Global Trade Control Laws” means, collectively, Ex-Im Laws and Sanctions Laws.

1.17 “Government” means all levels and subdivisions of governments (i.e., local, regional, or national and administrative, legislative, or executive).

1.18 “Government Official” means: (i) any elected or appointed non-U.S. Government official (e.g., a legislator or a member of a non-U.S. Government ministry); (ii) any employee or individual acting for or on behalf of a non-U.S. Government official, non-U.S. Government agency, or enterprise performing a function of, or owned or controlled by, a non-U.S. Government (e.g., a healthcare professional employed by a non-U.S. Government hospital or researcher employed by a non-U.S. Government university); (iii) any non-U.S. political party officer, candidate for non-U.S. public office, or employee or individual acting for or on behalf of a non-U.S. political party or candidate for public office; (iv) any employee or individual acting for or on behalf of a public international organization; (v) any member of a royal family or a member of a non-U.S. military, and (vi) any individual otherwise categorized as a Government Official under Law.

1.19 “Governmental Authority” means any court, tribunal, or arbitral body with competent jurisdiction; any military, quasi-military, or law enforcement agency; or any other entity agency, department, authority, or other instrumentality of any supra-national, federal, national, state, county, local, municipal, other political subdivision, administrative authority, agency, commission, instrumentality, or other governmental, regulatory body.

1.20 “Hazardous Materials” means any and all materials (including without limitation substances, chemicals compounds, mixtures, products, byproducts, biologic agents, living or genetically modified materials, wastes, pollutants and contaminants), that (A) (i) are listed, classified, characterized or regulated pursuant to Environmental Laws; (ii) are identified, defined, or classified as “hazardous”, “dangerous”, “toxic”, “pollutant”, “contaminant”, “waste”, “irritant”, “corrosive”, “flammable”, “radioactive”, “reactive”, “carcinogenic”, “mutagenic”, “bioaccumulative”, or “persistent” in the environment; or (iii) harm, endanger or cause injury to human health, natural resources or the environment; or (B) petroleum products and their derivatives, asbestos-containing material, lead-based paint, polychlorinated biphenyls, urea formaldehyde, or viral, bacterial or fungal material.

1.21 “Intellectual Property” means (a) any processes, trade secrets, inventions, industrial models, designs, methodologies, drawings, formulae, procedures, techniques, clinical data or technical or other information or data, manufacturing, engineering and technical drawings necessary or useful in the registration, packaging, manufacture, use or sale of the Product, and (b) registered trademarks, trade mark applications, supplementary protection certificates, petty patents, utility models, trade names, trade dress, logos, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, unregistered marks, trade dress, copyrights, know-how, patents, patent applications, and any and all provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, including supplementary certificates of protection, of or to any of the aforesaid patents and patent applications, and all foreign counterparts of any, or to any, of the aforesaid patents and patent applications, or any future patents or patent applications covering the Product or any components thereof or improvements thereof.

1.22 “Latent Defect” means any non-conformity in the Product or portion of the Product which was not identified through the application of the quality review and testing processes set forth in the Quality Agreement and which could not have been reasonably identified by Customer’s quality assurance Personnel at the time of receipt.

1.23 “Laws” means, collectively, all applicable international, supranational, national, federal, state, provincial, regional and local laws, statutes, ordinances, codes, rules, regulations, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law, including Environmental Laws and Global Trade Control Laws.

1.24 “Licensed Patent Rights” refer to Supplier’s U.S. Patent 10,519,189 and U.S. Patent 10,494,399, including all foreign counterparts of the foregoing including all substitutions, extensions, reexaminations, reissues, renewals, divisionals, continuations or continuations-in-part therefore and all patents issuing therefrom.

1.25 “Licensee Products” shall mean any substance, compound or product that (a) is designed or developed by or on behalf of Customer or any of its Affiliates, (b) contains CleanCap mRNA, and (c) is intended to be used for any research purpose, development purpose, commercial purpose, therapeutic purpose, or in a clinical trial.

1.26 “Losses” means any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including Environmental Losses, interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) of any kind and character, known or unknown, foreseeable, contingent or liquidated, whether now or existing hereafter.

1.27 “Personnel” means all Affiliates, subcontractors, or other third parties, and employees and agents of each of them, used by Supplier in the performance hereunder.

1.28 “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.29 “Product” means products set out in Schedule 1.28 that are to be manufactured and supplied by Supplier or Supplier’s Affiliate to Customer under this Agreement. Additional Products may be added from time to time by written agreement between the Parties.

1.30 “Quality Agreement” means that certain Quality Agreement dated as of the Effective Date entered into by and between Customer and Supplier, in the form attached hereto as Schedule 4.9.

1.31 “Receiving Party” means a Party receiving Confidential Information from the other Party hereunder.

1.32 “Records” means any books, documents, accounting procedures and practices and other data, regardless of type or form, of all matters relating to Supplier’s performance of its obligations under this Agreement that enable Supplier to demonstrate compliance with such obligations, including, without limitation, Supplier’s compliance with Laws.

1.33 “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals and labeling approvals) of any Regulatory Authority, necessary or useful for the use, development, manufacture, and commercialization of a Customer Product in a regulatory jurisdiction, including commercially reasonable Price Approvals and commercially reasonable Third Party reimbursement approvals.

1.34 “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, Price Approval, for pharmaceutical products in such country.

1.35 “Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata or threat thereof.

1.36 “Restricted Market(s)” for purposes of this Agreement means any country or region subject to sanctions by the United States and the European Union.

1.37 “Restricted Party(ies)” for purposes of this Agreement means the means an individual or entity on the list of sanctioned entities maintained by the United Nations Security Council; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign and Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; and the list of parties suspended or debarred from contracting with the U.S. government.

1.38 “Sanctions Laws” means Laws relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, and the European Union.

1.39 “Specifications” means the specifications set out in the Product Schedule (Schedule 1.24). Specifications may be updated from time to time by written agreement between the Parties.

1.40 “Territory” means worldwide.

1.41 “Transparency Laws” means, collectively, those laws, implementing regulations, and industry codes, including without limitation section 6002 of the U.S. Affordable Care Act and the EFPIA Code on Disclosure of Transfers of Value, that require Customer to report payments or other transfers of value to certain healthcare professionals and teaching hospitals.

1.42 “Waste” means all wastes which arise from the manufacture, handling or storage of Product hereunder, or which is otherwise produced through the operations of Supplier or its Personnel through implementation of this Agreement including Hazardous Materials.

2. SUPPLY OF PRODUCT AND SCOPE OF SERVICES

2.1 Customer and its Affiliates. During the Term, Supplier shall supply Product to Customer and/or its Affiliate(s) pursuant to the terms of this Agreement, as ordered by each Customer Party and/or its Affiliate(s) pursuant to Section 2.5. Supplier agrees to provide the Product to Customer and such Affiliate(s) of Customer pursuant to Orders issued by each Customer Party or such Affiliate(s). Any such Affiliate that issues an Order to Supplier pursuant to this Agreement shall be entitled to all of the rights and benefits afforded to Customer, and the obligations and duties imposed on Customer, in each case as set forth hereunder (provided that any enforcement of this Agreement with respect to an Affiliate shall be conducted through Customer only), and references to “Customer” in this Agreement shall be deemed to include such Affiliate(s) with respect to such Orders and, as applicable, other obligations hereunder. Customer shall be responsible for all liabilities of any such Affiliates and the compliance of such Affiliates with the terms and conditions of this Agreement (as if each such Affiliate is a party to this Agreement in the place of Customer in connection with any Order such Affiliate it makes). Supplier shall have liability to Customer for any breaches of this Agreement affecting Orders of such Affiliates, but no such Affiliate may bring any action hereunder directly against Supplier.

2.2 Non-exclusivity. Product under this Agreement shall be provided on a non-exclusive basis and Customer reserves the right to purchase substitute or equivalent products from any other person or entity. Except as explicitly set forth in Section 2.6, Customer is not obligated to purchase any minimum or specific quantity, volume or dollar amount of Product hereunder.

2.3 Dual Sourcing. Supplier shall identify a third party manufacturer by [***] which can serve as a second qualified source of Product and shall make commercially reasonable efforts thereafter to implement a second source of Product, including without limitation subcontracting production to third party contract manufacturers and building new facilities (“Second Source”). Supplier shall provide quarterly updates on Supplier’s progress and promptly inform the Customer of any delays in progress.

2.4 Hierarchy of Terms. In the event that there are any conflicts between the terms of this Agreement and the terms of any Order, the terms of this Agreement shall control. The terms of this Agreement and the Order shall be controlling over any terms of any Order, sales acknowledgement, invoice or other such documents issued by either Party.

2.5 Forecasts and Orders

(a) Forecasts.

(i)	On or before the Effective Date and continuing through July 2021, Customer shall forecast and order Product in accordance with Schedule 2.5(a)(i).

(ii)

On or before the fifth (5th) Business Day of July 2021 and thereafter monthly for the remainder of the Term, Customer shall submit to Supplier a good faith, estimated rolling forecast of the quantity of Products (on a per SKU basis) that it expects to order for each of the succeeding twelve (12) calendar months following the month in which the forecast is submitted (each such forecast, a “Forecast”). Such Forecasts represent Customer’s reasonable estimates of the quantity of Product it may require at the time such Forecast is made, during the applicable twelve (12) month period. Each Forecast shall be firm and binding (a “Firm Order”) for the first [***] months set forth on the applicable Forecast and as further set forth below. Commencing with the second Forecast, months [***] through [***] of the immediately preceding Forecast may be adjusted up or down by no more than [***] above or below the quantities indicated in such preceding Forecast (such that at least [***] of the original Forecast quantities for months [***] through [***] shall be a Firm Order) and months [***] through [***] of the preceding Forecast are non-binding and may be adjusted up or down as required by Customer. The Parties shall meet monthly to discuss in good faith whether adjustments to Firm Orders are required. Notwithstanding the foregoing, in no event shall Supplier be required to supply any quantity of Product in any given period that exceeds [***] of Supplier’s aggregate production capacity over such period.

(b) Orders. Supplier shall provide Product to each Customer Party pursuant to purchase orders issued by a Customer Party to Supplier (each an “Order”). Such Orders shall be in the form of a written or electronic Order form and each Customer Party shall submit such Orders to Supplier at a frequency that is, at maximum, once per month, and, without limiting each Customer Party’s obligations to meet its Firm Order commitments, each Customer Party shall use commercially reasonable efforts to cover all Products included in the applicable Firm Order for the period the Order covers. No verbal communications or e-mail shall be deemed to be an Order or construed to be a commitment to purchase. Supplier shall provide to each Customer Party such quantities of Product as may be ordered by each Customer Party pursuant to such Orders to the extent consistent with Forecast, and Supplier will use commercially reasonable efforts to accommodate Orders that are in excess of the Forecast amounts constituting Firm Orders (“Additional Quantities”). Supplier’s inability to supply amounts greater than the binding Forecast amount shall not constitute breach of any term herein. In the event that Supplier cannot meet the part of the Forecast attributable to either Customer Party, Supplier shall supply Products to the Customer Parties in the same proportion that was supplied to each under the most recent Forecast prior to such shortfall (hereinafter referred to as the “Proportionate Supply Instruction”). In the event that a Customer Party orders Additional Quantities, Supplier shall use its commercially reasonable efforts to meet such Customer Party’s requested delivery dates for such Additional Quantities as set forth in the applicable Order. For purposes of this paragraph, the most recent Forecast for any given month shall mean the Forecast submitted by a Customer Party [***] months prior to the month in which the applicable Order is issued.

2.6 Modification/Cancellation of Orders. Any modifications or cancellations to any Order shall be made only by mutual agreement of the Parties and in no event shall relieve Customer of its obligation to make payment for all quantities of Product included in a Firm Order.

2.7 Delivery and Shipping

(a) Shipping. Supplier shall ship Product ordered by Customer to the ship-to destination set forth in the applicable Order, in accordance with reasonable shipping instructions as may be provided to Supplier by Customer. In the event that Customer designates the carrier, Supplier shall deliver Product to Customer Ex Works Supplier’s facility (Incoterms 2020) and work cooperatively with any carrier selected by Customer. Supplier shall provide a complementary service for the transfer of Product to carrier in-person, and Product shall not be left unattended at Supplier’s premises during carrier pick-up.

(b) Certificates of Release. Supplier shall include certificates of release and certificates of analysis with all shipments of Product.

(c) Title. Title to Product and risk of loss or damage shall pass to Customer when the Product has been made available to Customer’s carrier at Supplier location pursuant to Section 2.7(a).

(d) Timely Delivery. All dates for delivery of Product are firm and time is of the essence.

(e) Delivery Dates. Supplier shall deliver Product to Customer’s address as specified in the applicable Order by or within the delivery date(s) specified in the applicable Order, or such other date as may be agreed to in writing by the Parties from time to time (the “Delivery Date”). Supplier acknowledges and agrees that untimely delivery of the Product, including early or late delivery, may constitute Non-conforming Product under Section 4.1.

2.8 Delivery Performance Reporting. If requested by Customer or a Customer Party, Supplier shall monitor and report no more than quarterly, or as part of any applicable business review, its performance in meeting Customer’s required Delivery Dates and other performance data. Such reports shall be submitted to the appropriate Customer representative as identified by Customer from time to time, in a format reasonably acceptable to Customer.

2.9 Alternative Supply.

(a) Subject to the terms and conditions set forth in Article 8 and without granting or implying any license to Supplier’s Intellectual Property (or limiting Supplier’s enforcement rights with respect to the same), nothing in this Agreement shall prevent Customer from manufacturing for itself a product similar to the Product, or having such similar product manufactured by a third party or procuring such product from a third party.

(b) In the event that at any time during the Term Supplier is, or anticipates it (including any Second Source) shall be, unable or unwilling at any time to supply any Product ordered by Customer in accordance with the then applicable Forecast (such event a “Non-Delivery Event”):

(i) Supplier shall supply to Customer the same proportion of total Product produced for all customers that is consistent with the proportion of total output supplied to Customer prior to any shortfall; and

(ii) By March 31, 2021, Supplier shall establish and maintain as safety stock [***] months of supply for the intermediates listed in Schedule 2.9(b)(ii) (“Safety Stock”). The volume of Safety Stock will initially be based on the Forecast for the first quarter of 2021 and will be adjusted by the Parties as needed in accordance with Customer’s subsequent quarterly requirements. The Safety Stock shall serve as part of the business continuity plan. Supplier shall maintain the agreed Safety Stock level at all times and provide report to Customer during Quarterly Business Reviews; and

(iii) Supplier shall in good faith notify Customer within five (5) Business Days upon Supplier becoming aware of such Non-Delivery Event and, if required, Supplier shall meet with Customer within two (2) weeks after such notification to discuss in good faith options to resolve the inability to supply and to minimize the impact of the inability to supply to Customer. Supplier shall cooperate with Customer in taking all actions that Supplier and Customer deem reasonable to remedy such inability to supply. In the event that, Customer and Supplier fail to agree to mutually acceptable terms and conditions of the manner in which to provide Customer with an alternative supply of Product within thirty (30) days of commencing discussions (the “End Date”) (such consent not to be unreasonably conditioned, withheld, or delayed) then Customer shall have the right at Customer’s option: (A) to cancel, without penalty, all Orders affected by such inability to supply; or (B) for each affected Order, to have a third party manufacturer manufacture and supply, the portion of Customer’s requirements of Product unable to be supplied by Supplier. To the extent possible, such rights shall be limited to the duration of the Non-Delivery Event. If Customer determines that a third party manufacturer is required, a pre-qualified third party manufacturer as set forth in Section 2.3, if any, shall be promptly engaged as a secondary supply source for Product. If there is no pre-qualified third party manufacturer, Customer shall provide Supplier with a list of three (3) potential third party manufacturers to be engaged as a secondary supply source for Product within [***] days after the End Date. Within [***] business days of such submission by Customer, Supplier shall provide written approval of at least one (1) of the potential third party manufacturers as a secondary supply source for Product. If Supplier does not provide such written approval within [***] business days of Customer’s proposal, Supplier will be deemed to have granted consent to the engagement of any of the three (3) potential third party manufacturers proposed by Customer as a secondary supply source for Product. Upon selection of the third party manufacturer, Supplier shall provide reasonable assistance in arranging for such manufacture, including making technical Personnel reasonably available. Supplier shall provide to the third-party manufacturer, at Supplier’s cost (other than out-of-pocket costs such as shipping), all Product materials and equipment provided or purchased by Customer and in the possession of Supplier, used in the production of the Product. Customer shall require any such alternative supplier with access to the know-how to enter into a license and confidentiality agreement directly with Supplier (and Supplier shall enter into such an agreement with such alternative supplier) with respect any know-how necessary to make the Product, for use solely in connection with Orders to be supplied by such alternative supplier in accordance with the terms above.

3. FEE, PRICE AND PAYMENT

3.1 Issue Fee. Customer shall pay to Supplier a one-time license issue fee (“Issue Fee”) of [***] within thirty (30) days after the Effective Date, which shall not be creditable against any amounts due hereunder.

3.2 Pricing. The price (the “Price”) of Product sold to Customer by Supplier shall be as set forth in the Pricing Schedule attached hereto as Schedule 3.2 and is made a part hereof. All such Prices shall be firm for the Initial Term, unless otherwise agreed to by the Parties, subject to discounting and other adjustments in accordance with Schedule 3.2.

3.3 Cost Reduction. Supplier and Customer agree to mutually cooperate, using their joint commercially reasonable best efforts, to identify cost reduction opportunities.

3.4 Fees. The total fees for any Products provided to Customer by Supplier shall be set forth in the Order. In no event shall a Customer Party be responsible for any costs beyond the agreed fees as set forth in the applicable Order without the prior written approval of both Parties.

3.5 Billing. Supplier shall submit invoices to Customer upon completion of milestones as outlined in SCHEDULE 3.2, to the address designated in the applicable Order. Supplier shall include the following information on all invoices: the applicable Order number and billing address; and shall also include, where applicable, the type, description, part number (if any) and quantity of the Product delivered; the Delivery Date; the actual date of shipment; the Prices; any applicable taxes, transportation charges or other charges provided for in the applicable Order; and the ship-to destination.

3.6 Payment. Unless Customer notifies Supplier pursuant to Section 4.1 that the Product is non-conforming, Supplier shall invoice Customer upon the earlier of: (i) completion of respective milestone per SCHEDULE 3.2 and/or delivery of the Product to Customer’s carrier in accordance with Section 2.7(a); and (ii) acceptance of the Product by Customer. Customer shall pay all undisputed amounts due [***] days from the date of Customer’s receipt of the invoice, (“Invoice Due Date”) and payment shall be made with the next scheduled processing payment run immediately following the Invoice Due Date, and in accordance with the applicable Order. Payment history will be reviewed quarterly and if the average payment time is not within the terms of this Agreement, the Parties will work together in good faith to modify the payment terms and ensure compliance with this Section. If Customer disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute. In such event, Customer shall notify Supplier of the amount and nature of the dispute and the Parties shall attempt to resolve the dispute in good faith in accordance with Section 14.2. Payment by Customer shall not result in a waiver of any of its rights under this Agreement. Customer may set off any amount Supplier owes Customer against amounts payable under this Agreement or any other agreement between the Parties.

3.7 Late Delivery. If Supplier fails to timely deliver Product to Customer in accordance with Section 2.7(e) for [***] Business Days, Supplier shall promptly activate the Second Source to address the delinquency and use intermediate Safety Stock as applicable to help satisfy Customer’s requirements.

3.8 Taxes. The Prices include all taxes except such sales, use, value-added and similar taxes which Supplier is required by Law to collect from Customer. Such taxes, if any, will be separately stated in Supplier’s invoice and will be paid by Customer to Supplier unless Customer provides evidence of an exemption to Supplier. Supplier shall be solely responsible for the timely payment of all such taxes to the applicable taxing authority, and Supplier shall pay (without reimbursement by Customer), and shall hold Customer harmless from and against, any penalties, interest or additional taxes that may be levied or assessed as a result of the failure or delay of Supplier to pay any such taxes.

3.9 Most Favored Nations. It is the intention of the Parties under this Agreement that the Customer shall have the most favored pricing for Product for commercial mRNA vaccine production throughout the Term. In the event that the Supplier offers or agrees to pricing for the Product with a third party purchasing the same or greater volumes of Product than Customer that is less than the Prices set forth herein, the Supplier shall promptly, and in no event later than thirty (30) days following its offering or agreeing to such pricing to a third party, notify the Customer of such reduced pricing and offer such reduced pricing to the Customer.

4. QUALITY AND CONFORMANCE

4.1 Inspection; Rejection of Non-conforming Product. All Product provided by Supplier hereunder shall be subject to inspection and testing by Customer in accordance with the Quality Agreement. Customer may reject any Product that: (i) fails to conform to the warranties set forth in this Agreement, or (ii) fails to conform to the Specifications or otherwise fails to conform to the applicable Order. (“Non-conforming Product”) by providing written notice to Supplier within sixty (60) days after receipt of shipment, provided, however, that Customer may provide of notice of rejection of any Product within sixty (60) days after notification or discovery with respect to any Latent Defects.

4.2 Refund, Replacement of Non-conforming Product. Customer may return to Supplier at Supplier’s expense any Product rejected pursuant to Section 4.1. In addition to any other rights or remedies of Customer hereunder, Supplier shall, at Customer’s option: (i) replace any Product rejected by Customer, at no additional cost to Customer, as soon as reasonably practicable on an expedited basis; or (ii) provide a credit or refund to the applicable Customer Party for the full amount invoiced for such Product, which shall be credited or refunded (as the case may be) to such Customer Party within thirty (30) days after request.

4.3 Change Control. Supplier will comply with the Quality Agreement as each applies to Change Control.

4.4 Practices. Supplier will comply with the Quality Agreement and ISO 9001:2015 as each applies to Supplier’s performance hereunder.

4.5 Pest Control. Supplier shall manufacture and store Product, in accordance with Section F.5 of the Contract Manufacturing Quality Agreement. Failure of Supplier to comply with this Section 4.5 shall be deemed a material breach of this Agreement.

4.6 Audits. Customer shall have those audit and inspection rights as set forth in the Quality Agreement.

4.7 Performance Notices

(a) Supplier shall notify Customer of any known contamination or non-conformity that may impact the Product within (3) Business Days of receipt by Supplier of notice of same.

(b) Supplier shall notify Customer within one (1) Business Day if Supplier becomes the subject of any regulatory investigations or actions initiated by any governmental, administrative or regulatory agency relating to a Product or to Supplier’s performance or ability to perform under the Agreement, or receives any initial contact or communication from any governmental, administrative or regulatory agency relating to a Product or to Supplier’s performance or ability to perform under the Agreement.

4.8 Quality Assurance. Supplier shall have a formal quality assurance program that is in compliance with ISO 9001:2015 and/or the requirements set forth in the Quality Agreement, as applicable, and appropriate written quality control procedures covering its operations, which shall be made available to Customer upon its request. Supplier shall notify Customer of any modifications to such program or procedures to the extent such modification may affect the Product or Supplier’s performance of its obligations under this Agreement. Supplier shall comply with such quality assurance program and quality control procedures at all times in connection with the Supplier’s performance of its obligations under this Agreement.

4.9 Quality Agreement. The Parties agree to comply with the requirements and provisions set forth in the Quality Agreement attached hereto as Schedule 4.9 and made a part hereof. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail, except with respect to quality matters.

4.10 Customer Support. Supplier shall provide means for Customer to contact Supplier’s service representative during Supplier’s operating hours, which shall be at a minimum from 9:00 a.m. to 5:00 p.m. (Pacific Time) five (5) days a week, excluding U.S. holidays, during the Term.

4.11 Root Cause Analysis. Upon notice by Customer to Supplier that the Product is Non-conforming Product or of latent defects in the Product, Supplier shall promptly and diligently: (i) investigate and attempt to determine the root cause of such non-conformance or defect; (ii) undertake corrective action; and (iii) at all times keep Customer promptly informed of such investigation and the progress of such corrective action. If a root cause is determined, then Supplier shall promptly notify and report the results to Customer, and Supplier and Customer will cooperate in good faith on a corrective action plan.

4.12 Investigations; Stability Study. If Customer requests additional investigations beyond Supplier’s obligations defined in the Quality Agreement, Supplier will review and may require a separate scope of work to cover such additional investigations.

5. REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1 Product. Supplier represents, warrants and covenants to Customer that the Product supplied by Supplier to Customer under this Agreement: (i) shall be manufactured, marked, packaged, labeled, handled, stored, documented for transport and shipped in compliance with all Laws including, as applicable, and ISO 9001:2015 requirements and/or the requirements of the Quality Agreement; (ii) shall be manufactured, packaged, marked, labeled, handled, stored documented for transport and shipped in accordance with, and shall conform to, the Specifications; (iii) shall not be adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the Act and any other Laws; (iv) shall be free from defects in material and workmanship; and (v) shall not knowingly infringe any patent, copyright, or trademark or misappropriate any trade secret or other Intellectual Property or proprietary rights of any third party.

5.2 Title to Product. Supplier represents, warrants and covenants to Customer that Supplier has good title to all Product supplied to Customer pursuant to this Agreement and shall pass such title to Customer free and clear of any security interests, liens, or other encumbrances.

5.3 Compliance with Laws. Supplier represents, warrants and covenants to Customer that Supplier is in compliance in all material respects and shall continue to comply in all material respects, and shall procure that its Personnel comply in all material respects, with all Laws, and Supplier has and shall continue to have, and shall procure that its Personnel have, all professional licenses, consents, authorizations, permits, and certificates, and shall have and shall procure that Supplier’s Personnel have completed all registrations or made such notifications as required by Law for its performance of this Agreement. Customer is an equal opportunity employer and federal contractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of Executive Order 11246, 41 CFR 60-1.4(a); the Vietnam Era Veterans’ Readjustment Assistance Act, 41 CFR 60-300.5(a); and

Section 503 of the Rehabilitation Act of 1973, 41 CFR 60-741.5(a), and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

5.4 Claims and Conditions. Supplier represents and warrants to Customer that, as of the Effective Date, there is no pending or likely governmental enforcement action or private claim against Supplier, or any environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize the Supplier’s ability to meet its obligations under this Agreement.

5.5 Debarment. Supplier represents and warrants to Customer that Supplier is not, and covenants to Customer that during the Term it shall not be, debarred by any applicable Governmental Authority, including without limitation under subsections 306(a) or (b) of the Act, and Supplier has not and will not use in any capacity in the performance of this Agreement the services of any person or entity who has been debarred by any applicable Governmental Authority. Supplier shall immediately notify Customer in the event that Supplier or any of its Personnel becomes debarred or excluded during the Term. Notwithstanding the cure period set forth in Section 7.1, Supplier acknowledges that any such debarment shall be grounds for immediate termination of this Agreement and any or all Orders by Customer for cause.

5.6 Compliance with FCPA. Supplier represents and warrants to Customer that in the past five (5) years Supplier has not, and covenants to Customer that it will not, directly or knowingly indirectly offer or pay, or authorize any offer or payment of, any money or other thing of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage, and has not accepted in the past five (5) years, and will not accept in the future, such a payment.

5.7 Customer Policies. Supplier shall ensure that it and its Personnel comply with all of the policies, regulations and directives of Customer listed on Schedule 5.7 and incorporated herein.

5.8 Environmental, Health & Safety

(a) Compliance. Supplier represents, warrants and covenants to Customer that Supplier shall perform all of its obligations herein in compliance with all Environmental Laws and all necessary environmental or other licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Environmental Laws and any private permissions. Supplier shall abate any condition or practice, regardless of whether such condition or practice constitutes non-compliance with Environmental Laws, which poses a significant threat to human health, safety, or the environment, or would be reasonably likely to limit, impede, or otherwise jeopardize Supplier’s ability to fulfill its obligations to Customer.

(b) Environmental Losses. Supplier shall be solely responsible for all Environmental Losses incurred during the performance of this Agreement.

(c) Hazardous Materials and Waste. Supplier shall be solely responsible for the generation, collection, storage, handling, transportation, movement and disposal of all Hazardous Materials and Waste, as applicable, in compliance with Environmental Laws. Supplier agrees to release Customer from any liability and waive any claim, pursuant to statute, code, or common law, that Customer is liable to it or to any third party, for any Environmental Loss arising out of the management of Supplier’s Waste.

(d) Environmental, Health & Safety Information. Supplier shall provide to Customer all information related to the safety, safe handling, environmental impact, and disposal of the Product including, without limitation, material safety data sheets. Throughout the Term, Supplier shall promptly deliver to Customer, as it becomes available to Supplier, any updates or amendments to the information provided pursuant to this Section 5.8(d) and any new information relating to the safety, safe handling, environmental impact, or disposal of the Product.

(e) Notice of Incidents. Supplier shall provide prompt notification to Customer in the event of any significant condition or incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which could materially impact Supplier’s ability to fulfill its obligations under this Agreement. These include, but are not limited to: (i) material revocation or modification of any licenses, registrations, notifications, certificates, approvals, authorizations or permits required by any Law, (ii) any action by Governmental Authorities that may reasonably lead to the material revocation or modification of Supplier’s required permits, licenses, or authorizations, (iii) above, any third party claim against the management or ownership of the facility that could reasonably impact Supplier’s obligations under this Agreement, (iv) any fire, explosion, significant accident, or catastrophic Release of Hazardous Substances, or significant “near miss” incident, (v) any significant non-compliance with Environmental Laws, and (vi) any environmental condition or operating practice that may reasonably be believed to present a significant threat to human health, safety or the environment.

5.9 Responsible Supply Chain

(a) Supplier represents, warrants, and covenants that it does not, as of the Effective Date, and shall not, during the Term (i) use involuntary, bonded or underage labor (defined in accordance with Laws and to the extent Laws) at the facility(ies) where its performance under this Agreement will occur; (ii) engage in human trafficking; or (iii) maintain unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees. Supplier agrees that during the Term it shall promptly correct unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees. disclose to Customer any use, whether intentional or unintentional, of involuntary, bonded or underage labor or instances of human trafficking, and shall correct unsafe or unhealthy conditions in any lodging that it provides for its employees. Supplier shall use reasonable efforts to include similar prohibition and disclosure requirements in agreements with its own suppliers. Supplier shall cooperate and provide such information and/or certifications as are reasonably necessary if Customer is obligated to provide or post disclosures regarding labor practices, including, without limitation, disclosures under the California Transparency In Supply Chains Act of 2010, California Civil Code § 1714.43, and similar Laws.

(b) Supplier covenants that it will perform its obligations under this Agreement in a manner consistent in all material respects with the Pharmaceutical Industry Principles for Responsible Supply Chain Management, as codified as of the date of this Agreement at https:/pscinitiative.org/principles and Customer’s Supplier Conduct Principles (as set forth on Schedule 5.7), and will provide Customer with periodic access upon reasonable notice to any of its facilities where it is performing under this Agreement to enable Customer to verify compliance with this Section 5.9(b).

(c) Supplier represents and warrants to Customer that Supplier has and Supplier covenants that it will continue to have a documented, comprehensive environment, health and safety policy which addresses, among other things, its ongoing commitment to environmental stewardship and elimination of workplace injuries and illnesses. Upon Customer’s request, Supplier shall provide Customer with evidence of implementation of such policy and agrees to provide information related to the environmental impact of any Product (or any materials used therein) including but not limited to Supplier’s greenhouse gas emissions water use, waste generation, recycled content, amounts of regulated chemicals in a product, and disposal information.

(d) As and when they become available, Supplier shall identify and bring to Customer’s attention Product options that have a reduced environment, health and/or safety impact. In the event Supplier receives an Order for Product for which Supplier has an option with a reduced environmental footprint or a more favorable health and safety profile, Supplier shall promptly notify Customer of such option(s). Supplier shall discuss with Customer the feasibility, efficacy, regulatory and cost implications of any of the foregoing alternate Product options and shall provide such options if and as directed by Customer. Supplier shall also identify and bring to Customer’s attention any take-back programs available.

(e) All information provided pursuant to this Section 5.9 is, or shall be, complete, truthful and accurate. In the event of any such information provided changes, Supplier shall immediately notify Customer, in writing with reasonable detail, of such change.

5.10 Cooperation/Coordination with Third Party Vendors. Supplier acknowledges that Customer may, during the course of this Agreement, work with one or more other third party consultants and service providers from time to time in connection with this Agreement. Supplier shall reasonably cooperate with all such third parties as Customer may request from time to time.

5.11 Cooperation with Governmental Authorities

(a) Supplier will cooperate with Customer’s reasonable requests with respect to any planned or actual audit or inspection related to this Agreement by any Regulatory Authority, including the FDA, or relating to any government investigation. If Supplier is notified that such audit or inspection will take place, Supplier will promptly notify Customer. Supplier will promptly provide to Customer any audit or inspection findings or report related to this Agreement.

(b) Supplier will cooperate with Customer in making submissions (including submissions for marketing approval) to regulatory authorities relating to any documentation, Product or information related to the Product that Supplier uses, produces or gives to Customer under this Agreement.

(c) Supplier will cooperate with Customer in responding to all requests for information from, and in making all legally required filings with, Governmental Authorities having jurisdiction to make such requests or require such filings.

5.12 Compliance with Global Trade Control Laws. In accordance with and in no way limiting Section 5.3, with respect to all activities performed under this Agreement, Supplier represents, warrants, and covenants that:

(a) It will not, directly or knowingly indirectly, conduct activities under this Agreement (i) in a Restricted Market, (ii) with companies, organizations, or Governmental Authorities located in a Restricted Market; or (iii) with individuals that are ordinarily resident in a Restricted Market;

(b) Supplier is not a Restricted Party and is not 50% or more owned or otherwise Controlled by a Restricted Party. With respect to activities performed under this Agreement, Supplier covenants that it will not directly or knowingly indirectly engage or delegate any activities to a Restricted Party under this Agreement;

(c) In the event that Supplier breaches any of the foregoing representations under this Section 5.12, Supplier will, as promptly as practicable after obtaining actual knowledge of such breach, inform Customer in writing and suspend all activities that caused such breach, including but not limited to making any payments under this Agreement in breach of this Section 5.12, until Customer agrees to move forward and end the suspension of the affected activities; and

(d) Supplier will not knowingly transfer any goods, software, technology, or services to Customer that are (i) controlled under the U.S. International Traffic in Arms Regulations or at a level other than EAR99 under the U.S. Export Administration Regulations; or (ii) specifically identified as an E.U. Dual-Use Item, except, in each case of (i) and (ii), pursuant to valid export licenses, approvals or license exceptions and with prior written notice to Customer which shall be via email to gtc@pfizer.com.

6. TERM

6.1 Initial Term. This Agreement is entered into as of the Effective Date and shall remain in effect until the fifth (5th) anniversary thereof (the “Initial Term”) unless terminated earlier as provided herein. At least six (6) months prior to the expiration of the Initial Term or the applicable Extension Period (as defined below), as the case may be, Customer and Supplier shall commence discussions regarding Prices and other terms applicable to any subsequent Extension Period. The Initial Term and all Extension Periods shall be referred to collectively as the “Term” of this Agreement.

6.2 Extension Periods. A Customer Party may extend this Agreement for additional consecutive one (1) year periods (each an “Extension Period”) by giving Supplier written notice of such extension of the Agreement at least one hundred twenty (120) days prior to the expiration of the Initial Term or the applicable Extension Period, as the case may be. The Parties agree to negotiate in good faith any adjustments to the Prices applicable to such Extension Periods. Supplier may elect not to extend this Agreement by providing two (2) years’ advance written notice to Customer of its intention not to extend the Agreement as provided in this Section 6.2, in which case this Agreement shall terminate at the end of the Initial Term or then-current Extension Period, as applicable, but in all cases subject to Supplier’s obligations under Section 7.7.

7. TERMINATION

7.1 Termination for Cause. Either Party may terminate this Agreement and/or any or all Orders immediately upon written notice to the other Party in the event of a material breach by the other Party of any term of this Agreement which breach remains uncured for thirty (30) days following written notice to such breaching Party of such material breach. Notwithstanding the foregoing, if such material breach, by its nature, cannot be cured, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

7.2 Termination by Customer for Convenience. Solely with respect to Orders that are not binding within the 12-month rolling forecast (as described in Section 2.5(a)), a Customer Party may terminate all or any part of any or all such Orders at any time without cause and in its sole discretion upon [***] days’ prior written notice. In the event of such termination of any or all such Orders described in the immediately preceding sentence by a Customer Party for convenience, such Customer Party shall pay Supplier in accordance with the terms of this Agreement for Products satisfactorily delivered, in each case in conformance with the terms of this Agreement and the applicable Order prior to the effective date of such termination. For clarity, Supplier shall not be entitled to any losses, fees, surcharges, costs or special, indirect, incidental, consequential or other damages, including, without limitation, contribution to lost profits or unabsorbed overhead, as a result of any portion of the Products not delivered under Orders permitted to be cancelled hereunder.

7.3 Termination for Insolvency. In the event that a Party hereto: (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt; or (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors; or (iii) is dissolved or transfers a substantial portion of its assets to a third party; or (iv) has a receiver appointed for the benefit of its creditors, or has a receiver appointed on account of insolvency (in the case of (i), (ii), (iii) or (iv) such party shall be referred to as the (“Insolvent Party”); then the Insolvent Party shall immediately notify the other Party of such event and such other Party shall be entitled to: (a) terminate this Agreement and/or any or all Orders for cause immediately upon written notice to the Insolvent Party; or (b) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within ten days of such request, and the other Party may terminate this Agreement and/or any or all Orders for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such ten day period.

7.4 Termination for Breach of Anti-bribery/Anti-Corruption or Global Trade Control Representations. Customer may terminate this Agreement and/or any or all Orders effective upon ten (10) days’ written notice to Supplier, if: (i) Supplier breaches any of the representations and warranties set forth in Sections 5.3, 5.6 or 5.12 in any material respect, or (ii) Customer obtains actual knowledge (a) that payments in violation of the FCPA are being or have been made or offered to Government Officials or any other person by the Supplier or those acting on behalf of the Supplier under this Agreement, or (b) that the Supplier or those acting on behalf of the Supplier with respect to this Agreement has, in violation of the FCPA, accepted any payment, item, or benefit, regardless of value, as an improper inducement to award, obtain or retain business or otherwise gain or grant an improper business advantage from or to any other person or entity. Further, in the event of such termination, and without limiting Customer’s other rights or remedies (subject to any limitations in this Agreement), Supplier shall not be entitled to any further payment (other than for conforming Product delivered under outstanding Orders), regardless of any activities undertaken or agreements with additional third parties entered into by Supplier prior to such termination.

7.5 Effect of Termination

(a) Any termination of this Agreement shall not terminate the Parties’ obligations to each other under existing Orders unless and until such Orders are themselves terminated in accordance with this Agreement.

(b) In the event that a single Customer Party terminates the Agreement, the Term of the Agreement shall continue with respect to the other Customer Party, and the Parties shall renegotiate in good faith the adjustments and discounts set forth in Schedule 3.1 hereof.

(c) The termination or expiration of this Agreement shall not affect the survival and continuing validity of the following Sections: Section 4.1 (Inspection; Rejection of Non-conforming Product), Section 4.2 (Refund, Replacement of Non-conforming Product), Section 8 (Intellectual Property), Section 9 (Indemnification; Liens; Insurance), Section 10 (Confidentiality), Section 13 (Records and Audits), Section 14 (Miscellaneous) and any other provision which is expressly or by implication intended to continue in force after such termination or expiration.

7.6 Obligations of Parties Upon Termination or Expiration. Upon termination or expiration of this Agreement, (i) Supplier shall at Customer’s option and pursuant to Customer’s instructions, return and/or destroy all Customer-related information and materials in whatever form in Supplier’s possession (except for such information that Supplier is required to retain pursuant to Section 13.1) and provide written certification to Customer of such return and/or destruction of Customer’s information and materials within thirty (30) days of such termination or expiration; (ii) Customer shall at Supplier’s request return and/or destroy all Confidential Information of Supplier in whatever form in Customer’s possession, (iii) except in cases of termination by Supplier under Section 7.1 (in which case Customer shall have no right to continued supply), at Customer’s option and pursuant to Customer’s instructions, Supplier shall provide Customer with sufficient supply of Product (y) to meet the then-current twelve (12) month Forecast, or (z) if no such Forecast is in effect as of the date of expiration or termination, to meet the aggregate quantity of Product supplied hereunder in the twelve (12) months prior to the date of expiration or termination; and (iv) Supplier shall take such further action that Customer may reasonably request to minimize delay and expense arising from such termination; provided that the foregoing shall not require Supplier to license any Intellectual Property or transfer any technology or know-how to Customer or any third person. Supplier acknowledges that its failure to comply with this provision may cause Customer irreparable harm for which Customer may not have any adequate remedy at law, and that Customer shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any actual or threatened breach by Supplier of its obligations under this Section (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith).

8. INTELLECTUAL PROPERTY

8.1 Customer Property

(a) Without limiting Customer’s rights in any Intellectual Property developed or acquired outside of this Agreement, all materials, inventions, know-how, methodologies, trademarks, specifications, information, data, writings and other property in any form whatsoever, (i) which are provided or otherwise made available to Supplier by or on behalf of Customer, and (ii) which were owned or Controlled by Customer prior to being provided or made available to Supplier, shall remain the property of Customer (the “Customer Property”). Without limiting the foregoing, Customer shall retain all rights, title and interest in and to such Customer Property, including without limitation all patents, copyrights, trademarks, trade secrets and other Intellectual Property and proprietary rights and any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Customer Property. Customer hereby grants to Supplier a non-transferable, non-exclusive license to use any Customer Property supplied to Supplier hereunder solely to the extent and for the duration necessary to enable Supplier to perform its obligations hereunder. Supplier shall not acquire any other right, title or interest in or to the Customer Property as a result of its performance hereunder. For purposes of this Section 8.1(a) and Section 8.2(a) below, “Controlled” means, with respect to any material, item of information or Intellectual Property right, the possession, whether by ownership or license, of the right to grant a license or other right with respect thereto without violating the contractual or Intellectual Property rights of any third party and without having to pay any additional amounts to a third party.

(b) Any improvements or modifications to Customer Property (“Improvements”) that are developed, conceived, created, authored or reduced to practice by or on behalf of Supplier during the Term and related to the activities carried out in the performance of this Agreement, either alone or in concert with Customer or any third parties, shall be the exclusive property of Customer, and Customer shall own all rights, title and interest in and to such Improvements. Such ownership shall inure to the benefit of Customer from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Improvements. All copyrightable aspects of such Improvements shall be considered “Work Made For Hire” as defined in §101 of the 1976 Copyright Act (as amended), and all rights, title and interest in and to such Improvements hereby is and shall be transferred to and vested in Customer without any additional compensation to Supplier or its Personnel. In the event that any Improvements do not qualify to be Work Made For Hire, Supplier hereby irrevocably transfers, assigns and conveys, and shall cause its Personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Improvements to Customer, at no cost to Customer, free and clear of any liens and encumbrances, and Supplier agrees to execute, and shall cause its Personnel to execute, all documents necessary, in Customer’s discretion, to do so. All such assignments shall include, but are not limited to, those relating to existing or prospective copyrights, patent rights and all other Intellectual Property rights in any country. Supplier also agrees that it shall, and shall cause its Personnel to, promptly notify Customer of any Intellectual Property developed or otherwise included as Improvements, and to provide reasonable assistance, at Customer’s expense, in the procurement or enforcement of any such Intellectual Property. In producing Improvements, Supplier shall not incorporate into such Improvements any Supplier Property or other materials in which Supplier or any third party has pre-existing proprietary rights (collectively, “Pre-Existing Materials”), except such Pre-Existing Materials as may be approved in advance by Customer in writing.

8.2 Supplier Property.

(a) Without limiting Customer’s rights in any Intellectual Property developed or acquired outside of this Agreement, all materials, inventions, know-how, methodologies, trademarks, information, Specifications, data, writings and other property, in any form whatsoever, (i) which are provided to Customer by or on behalf of Supplier, or which were used by Supplier with respect to the performance of its obligations hereunder, and (ii) which were owned or Controlled by Supplier prior to its performance hereunder, shall remain the property of Supplier (the “Supplier Property”). Customer shall acquire no right, title or interest in Supplier Property as a result of Supplier’s or Customer’s performance hereunder.

(b) Any improvements or modifications to Supplier Property together with all Intellectual Property rights therein and thereto (collectively, “Supplier Improvements”) that are developed, conceived, created, authored or reduced to practice by or on behalf of Customer, or developed by Supplier based on input or suggestions by Customer, during the Term and in each case related to activities carried out in the performance of this Agreement, either alone or in concert with Supplier or any third parties, shall be the exclusive property of Supplier, and Supplier shall own all rights, title and interest in and to such Supplier Improvements. Such ownership shall inure to the benefit of Customer from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Supplier Improvements. Customer hereby irrevocably transfers, assigns and conveys, and shall cause its personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Supplier Improvements to Supplier, at no cost to Supplier, free and clear of any liens and encumbrances, and Customer agrees to execute, and shall cause its personnel to execute, all documents necessary, in Supplier’s discretion, to do so. All such assignments shall include, but are not limited to, those relating to existing or prospective copyrights, patent rights and all other Intellectual Property rights in any country. Customer also agrees that it shall, and shall cause its personnel to, promptly notify Supplier of any Intellectual Property developed or otherwise included as Supplier Improvements, and to provide reasonable assistance, at Supplier’s expense, in the procurement or enforcement of any such Intellectual Property.

(c) Supplier hereby grants to Customer during the Term (i) a non-exclusive, irrevocable, perpetual (with respect to Products supplied hereunder), worldwide license under the Licensed Patent Rights and Intellectual Property rights in Supplier Improvements and Pre-existing Materials, in each case embodied in or necessary to use the Product, to manufacture or have manufactured CleanCap mRNA, utilizing Product supplied hereunder and to use such CleanCap mRNA to research, develop, manufacture, have manufactured, use, have used, offer for sale, have offered for sale, sell, have sold, import, export and/or otherwise commercialize Licensee Products, and a (ii) non-exclusive, non-transferable, worldwide, royalty-free right and license to Customer to display Supplier’s trademarks adopted and designated by Supplier from time to time solely to perform Customer’s rights under this Agreement. Any rights granted by Supplier to Customer pursuant to this Article 8 shall in no event confer to Customer the right to, and Customer shall not, modify, resell, manufacture, or have modified, resold, or manufactured, CleanCap Reagent.

(d) This Agreement confers rights to Customer to grant sublicenses of the rights granted Customer under this Section 8 for Licensee Products (through multiple tiers) to collaboration partners (collectively the “Sublicensee”), allowing Sublicensee to research, develop, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, export and/or otherwise commercialize, Licensee Products by Sublicensee and/or through Sublicensee’s Affiliates and/or third parties. For the avoidance of doubt, the Parties agree that the sublicensing rights under this Section 8.2(d), shall also provide Sublicensee the right to have Licensee Products manufactured by a contract manufacturer or to involve a service provider in the development and manufacture of Licensee Products. Subject to Supplier’s prior written consent, Customer shall notify Supplier in writing within thirty (30) days of granting of any sublicense hereunder and provide to Supplier the applicable Sublicensee’s name and affirm the sublicense was granted for a permitted purpose under this Agreement.

8.3 Limited Right to Use Property. Subject to the provisions of Section 8.1 and Section 8.2, nothing set forth in this Agreement shall be construed to grant to a Party any title, right or interest in or to any Intellectual Property Controlled by the other Party or any of its Affiliates. Use by a Party of any such Intellectual Property of the other Party shall be limited exclusively to its performance of this Agreement.

9.	INDEMNIFICATION; LIENS; INSURANCE

9.1 Indemnification by Supplier

(a) To the fullest extent permitted by Law, Supplier shall defend, indemnify, and hold harmless Customer, its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all Losses arising out of or relating to any and all claims, liabilities, liens, demands, obligations, actions, proceedings, suits or causes of action of every kind in each case in connection with a third party claim to the extent arising out of or related to:

(i)	Supplier’s supply of Non-conforming Product;

(ii)

claims made by employees or representatives of Supplier or its subcontractors based on employment contract, or any Laws prohibiting discrimination in employment, or under worker’s compensation or similar Laws;

(iii)	failure of Supplier or its Personnel to comply with any Law, including but not limited to Environmental Laws, failure to pay taxes, duties, or fees, or to comply with employee safety regulations;

(iv)

infringement or improper appropriation or use by Supplier or its Personnel of trade secrets, proprietary information, know-how, copyrights, trademarks, patents, patented inventions or any other Intellectual Property or proprietary rights of any third party;

(vi)

injury to or death of any person or damage to any property resulting from and/or caused by Supplier or its Personnel in connection with the performance or non-performance of Supplier’s obligations under this Agreement; or

(vii)	negligence, recklessness, willful misconduct, fraud or bad faith of Supplier or its Personnel in connection with the performance or non-performance of this Agreement.

(b) Notwithstanding the foregoing, Supplier shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or willful misconduct of Customer. Furthermore, Supplier shall not be liable for losses pursuant to Section 9.1(a)(iv) to the extent such infringement or improper appropriation or use is caused by Customer’s unauthorized modification of the Product.

(c) Without limiting any other of Supplier’s obligations or Customer’s rights under this Agreement, including, without limitation, Section 11.1, if the Product, or any part thereof, becomes or, in Supplier’s reasonable opinion, is likely to become the subject of an infringement, misappropriation or misuse claim, suit or cause of action, Supplier, at its expense, promptly shall either (a) procure for Customer the right to continue using such Product free of any liability for infringement, misappropriation or misuse; or (b) replace or modify such Product with a non-infringing substitute of equivalent or better functionality that is reasonably satisfactory to Customer. In the event Supplier is unable, after exercising its best efforts, to implement one of the options set forth in subsection (a) or (b) above within thirty (30) days after becoming aware of any such claim, suit or cause of action, or the likelihood of any claim, suit or cause of action, then Customer shall have the right to return the affected Product and/or cease using the affected Product and any services associated therewith, and Supplier promptly shall refund to Customer an amount equal to the total amount paid by Customer to Supplier for the affected Product. This Section 9.1 shall survive the expiration or termination of this Agreement.

9.2 Indemnification by Customer

(a) To the fullest extent permitted by Law, Customer shall defend, indemnify, and hold harmless Supplier, its Affiliates and its respective directors, officers, employees, agents and representatives from and against any and all Losses arising out of or relating to any and all claims, liabilities, liens, demands, obligations, actions, proceedings, suits or causes of action of every kind in each case in connection with a third party claim to the extent arising out of or related to:

(i)	Customer’s misuse of Product;

(ii)	product liability, safety, or other claims relating to Customer Product;

(iii)

claims made by employees or representatives of Customer or by Customer’s subcontractors based on employment contract, or any Laws prohibiting discrimination in employment, or under worker’s compensation or similar Laws;

(iv)	failure of Customer or its personnel to comply with any Law, including but not limited to Environmental Laws, failure to pay taxes, duties, or fees, or to comply with employee safety regulations;

(v)

infringement or improper appropriation or use by Customer or its Personnel of trade secrets, proprietary information, know-how, copyrights, trademarks, patents, patented inventions or any other Intellectual Property or proprietary rights of any third party in connection with any Customer Product other than to the extent resulting from Customer’s use of Supplier Property;

(vi)

injury to or death of any person or damage to any property resulting from and/or caused by Customer or its personnel in connection with the performance or non-performance of Customer’s obligations under this Agreement; or

(vii)	negligence, recklessness, willful misconduct, fraud or bad faith of Customer or its personnel in connection with the performance or non-performance of this Agreement.

(b) Notwithstanding the foregoing, Customer shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or willful misconduct of Supplier.

9.3 Indemnification Procedures. A Party entitled to indemnification hereunder (the “Indemnified Party”) shall inform the Party with a duty to indemnify hereunder (the “Indemnifying Party”) of any claim for which it intends to invoke indemnification and, at the Indemnifying Party’s request and expense, reasonably cooperate with the Indemnifying Party in the defense of such claim. The Indemnifying Party shall assume, at its cost and expense, the defense of such claim through legal counsel reasonably acceptable to the Indemnified Party, except that the Indemnified Party may, at its option and expense, select and be represented by separate counsel, in which case the Indemnifying Party will reasonably cooperate with the Indemnified Party and such separate counsel. The Indemnifying Party shall have control over the suit or proceedings, including the right to settle; provided, however, that the Indemnifying Party will keep the Indemnified Party reasonably informed of the status of such suit or proceedings and that Supplier will not, absent the written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (1) provides for any admission of liability on the part of the Indemnified Party, its Affiliates or its or their respective directors, officers, employees, agents or representatives, as the case may be, or relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable; (2) adversely affects the rights of the Indemnified Party under this Agreement; or (3) does not release the Indemnified Party, its Affiliates and its and their respective directors, officers, employees, agents and representatives from all liability in respect thereof. In no event shall the Indemnified Party, its Affiliates or its or their respective directors, officers, employees, agents or representatives be liable for any claims that are compromised or settled in violation of this Section 9.3.

9.4 Exclusion of Damages. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, LOST GOODWILL, LOST REVENUE AND LOST OPPORTUNITY) ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER. The foregoing exclusion of damages shall apply (1) even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages, (2) whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and (3) notwithstanding any failure of essential purpose of any limited remedy herein. Notwithstanding the foregoing exclusion of damages, each Party shall be liable to the other for indirect, incidental or consequential damages to the extent: (i) arising out of a breach of confidentiality or a violation of the other Party’s Intellectual Property rights, (ii) arising out of each Party’s obligations to indemnify for third party claims, (iii) awarded for bodily injury, death or damage to real or personal property of a Party or any third party, provided that the recovering Party shall not be entitled to damages for loss of profits, interruption or loss of business, lost goodwill, lost revenue and lost opportunity, or (iv) resulting from a Party’s gross negligence or willful misconduct.

9.5 Liens. It is Customer’s expectation that funds paid by Customer to Supplier will be used to pay for materials consumed by Supplier. To the extent permitted by Law, Supplier, for itself and all of its suppliers and subcontractors and all of its and their respective laborers, mechanics and materialmen, hereby waives and agrees not to claim any lien against the Customer but shall rely solely upon the general credit of Customer.

9.6 Insurance

(a) Maintenance of Coverage. During the Term, Supplier shall provide and maintain such insurance coverage, in minimum types and amounts as described below in this Section 9.4, as will protect it and Customer (including its employees, directors, officers and agents) from all claims which may arise out of or result from Supplier’s performance under this Agreement, whether such operations are conducted by Supplier itself or by its Personnel or by anyone directly or indirectly employed by any of them, or by anyone for whose acts or omissions they may be liable. Supplier will permit no subcontractor to commence or continue the performance of any services, obligations or other activities hereunder unless such subcontractor is and remains insured as outlined in this Section 9.4. Any and all deductibles for such insurance policies shall be assumed by, for the account of, and at Supplier’s sole risk. All deductibles and self-insured retention amounts must be acceptable to and approved, in writing (if required), by Customer.

(b) Waiver of Subrogation. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Customer. Except for Workers Compensation/Employers’ Liability and Errors & Omissions/Professional Liability, all such policies shall include Customer and its Affiliates and any other such entities as Customer may reasonably request, as additional insureds. All such polices shall provide a waiver of subrogation in favor of Customer and its Affiliates.

(c) Insurance Certificate. Prior to commencement of this Agreement and annually thereafter, Supplier shall furnish to Customer original certificates and additional insurance endorsements evidencing the specified insurance coverage. If requested by Customer, copies of the insurance policies themselves will be provided. Such certificates shall provide that not less than thirty (30) days’ prior written notice of any policy cancellation or material change shall be given to Customer. The Certificate(s) of Insurance shall be signed by a person authorized by the insurer(s) to bind coverage on its (their) behalf. Supplier shall provide, pay for, and maintain in effect the policies with minimum “A-” A.M. Best rated insurance carriers, or insurance companies satisfactory to Customer.

(d) Limits. The insurance required under this Section 9.4 shall be written for not less than any limits of liability specified herein or as required by Law, whichever is greater. Supplier shall have the right to provide the total limits required by any combination of primary and Umbrella/Excess coverage; said insurance to include, without limitation, the following:

(i)

Insurance for liability under the Workers’ Compensation or occupational disease laws of any state or other jurisdiction in which services are performed (or be a qualified self-insurer in those states and jurisdictions) or otherwise applicable with respect to persons performing the services, and Employer’s Liability insurance covering all claims by or in respect to the employees of Supplier and all subcontractors, providing:

1.

Coverage for the statutory limits of all claims under the applicable State Workers’ Compensation Act or Acts. If the scope of work will result in exposures under the U.S. Longshoreman’s Act and its amendments (work dockside or on water), the Jones Act (involving seaman, masters and crew of vessels) or the Federal Employer’s Liability Act (railroad exposure), coverage shall be extended to include insurance coverages mandated thereby;

2.	Employer’s Liability Insurance with a limit of not less than [***];

3.	Voluntary Compensation insurance covering all employees not subject to the applicable state Workers’ Compensation Act or Acts.

(ii)	Commercial General Liability insurance with the following limits and forms/endorsements:

Each Occurrence	[***]

Products and Completed Operations Aggregate	[***]

(a)

Occurrence form including premises and operations coverage, products and completed operations, broad form property damage, coverage for independent contractors, personal injury coverage, blanket contractual liability, explosion, collapse, and underground (“XCU”) and watercraft liability coverage if services are performed on or near a body of water.

(b)	Products and completed operations coverage shall be maintained for a period of not less than three (3) years following the date of the last delivery of Product to Customer hereunder.

(c)	ISO Endorsement CG20101185 (or its equivalent) including Customer as additional insureds with respect to any legal liability of Customer, arising out of Supplier’s performance.

(iii)

Automobile and Truck Liability Insurance: $1,000,000 combined single limit for bodily injury and property damage arising out of all owned, non-owned and hired vehicles, including coverage for all automotive and truck equipment used in the performance of this Agreement and including the loading and unloading of same.

(iv)	Umbrella (Excess) Liability Coverage (follow form) in an amount not less than $4,000,000 per occurrence and in the aggregate.

(v)

If Supplier has care, custody or control of Customer property or inventory, Supplier shall be responsible for any loss or damage to it, and provide all risk Property Coverage at full replacement cost for same.

(e) Acceptance of Certificate. Acceptance of any insurance certificate by Customer shall not constitute acceptance of the adequacy of coverage, compliance with the requirements of this Agreement, or serve as an amendment to this Agreement.

9.7 No Joint and Several Liability. The obligations and liabilities of Customer herein are the individual undertakings of each Customer Party. Supplier may not proceed hereunder against a Customer Party for any claim against the other Customer Party under this Agreement and any associated Losses.

10. CONFIDENTIALITY

10.1 Restricted Disclosure and Use of Confidential Information. Each Party, as a Receiving Party, shall keep, and shall cause its Personnel to keep, strictly confidential and not disclose to any third party Confidential Information of the Receiving Party, using the same duty of care it uses with respect to its own confidential information of like type, but in no event less than a reasonable degree of care. A Receiving Party shall not use, and shall not permit its Personnel to use, the Confidential Information of the Disclosing Party except in accordance with this Agreement. In the event a Receiving Party becomes aware of any breach of the confidentiality and non-use obligation contained in this Section 10 by it or its Personnel, the applicable Receiving Party shall promptly notify the Disclosing Party in writing of such breach and all facts known to Receiving Party regarding same. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information (and the obligations set forth herein with respect thereto) shall not include Exempt Information.

10.2 Permitted Disclosures. Notwithstanding the foregoing, Confidential Information may be disclosed by Receiving Party to the extent required: (a) for the performance of Receiving Party obligations under this Agreement, subject to Section 10.3 and (b) in order to comply with any court order, statute or governmental directive, provided that in the event that such court order, statute or governmental directive requires disclosure of Confidential Information, Receiving Party shall provide prompt notice to the Disclosing Party (except where restricted by Law) before such Confidential Information is disclosed and cooperate with the Disclosing Party if the Disclosing Party seeks protective order or other appropriate remedy for such Confidential Information, and if no such protective order or other remedy is obtained, Receiving Party will furnish only that portion of the Confidential Information which it is advised by its counsel it is legally required to furnish.

10.3 Precautions. In order to comply with its confidentiality and non-use obligations, Receiving Party shall take at least the following precautions: (a) Receiving Party shall exercise all reasonable efforts to prevent unauthorized employees and unauthorized third parties from gaining access to Confidential Information (and in no event less than reasonable care); (b) Receiving Party shall disclose Confidential Information only to such of its Personnel who have a need to know such Confidential Information to fulfill Receiving Party’s obligations under this Agreement; provided, however, before any disclosure of Confidential Information, Receiving Party shall bind its Personnel receiving such Confidential Information to a written agreement of confidentiality at least as restrictive as this Agreement; and (c) prior to any disclosure, Receiving Party shall instruct its Personnel of the confidential nature of, and to maintain the confidentiality of, the Confidential Information. Receiving Party shall be responsible for all actions of its Personnel, including, without limitation, any breach of the terms hereof.

10.4 Survival. The Parties hereby agree that the Confidential Non-Disclosure Agreement by and among the Parties dated April 17, 2020 is hereby terminated, with respect to the subject matter herein, by the Parties as of the Effective Date hereof. Any Confidential Information previously exchanged between the Parties under the terms of such shall hereinafter be deemed governed by the terms of this Agreement. Upon the earlier of a Disclosing Party’s request or termination or expiration of this Agreement, Receiving Party shall promptly return to Disclosing Party all of the Confidential Information. However, Receiving Party may retain one copy of any document containing Confidential Information in its confidential files for so long as necessary and for the sole purpose of determining its continuing obligations under this Agreement; provided, however, that the terms of this Section 10 shall continue to apply with regard to any such Confidential Information retained by Receiving Party. Notwithstanding Receiving Party’s return of the Confidential Information, Receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Agreement for a period of five (5) years after the later of termination or expiration of this Agreement, except with respect to any information that constitutes a trade secret (as defined under Law), in which case Receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Agreement for so long as such information continues to constitute a trade secret, but in no event for a period of less than the five (5) year period specified immediately above.

11. SUPPLY ASSURANCE

11.1 Supplier shall have a written business continuity plan and disaster recovery plan system that (a) aims to assure supply of Product to customers in the event of a business interruption, including any disruption resulting from a Force Majeure Event, to the extent commercially reasonable; (b) identifies and protects critical dependencies; and (c) is consistent with current business continuity standards (e.g., ISO22301). Supplier agrees to partner with the Customer, upon reasonable request, in completing integrated business continuity recovery exercises. Supplier shall immediately notify Customer in the event of a potential disruption to critical dependencies and in advance of any potential implementation of the business continuity plan.

12. [INTENTIONALLY OMITTED.]

13. RECORDS AND AUDITS

13.1 Records. Supplier will maintain complete and accurate Records. Any Records that are financial in nature such as, but not limited to, time sheets, billing records, invoices, payment applications, payments of consultants and subcontractors and receipts relating to reimbursable expenses shall be maintained in accordance with generally accepted accounting principles. Supplier shall maintain all Records in accordance with the terms of the Quality Agreement or as otherwise may be required by Law.

13.2 Audits. Each Customer Party or its representatives, including its external auditors, may audit any Records of Supplier, including all Records related to Supplier’s compliance with Laws, at any time during the Term and the six (6) year period following expiration or termination of this Agreement, during normal business hours and upon reasonable notice to Supplier. No audits hereunder or under the Quality Agreement shall include in its scope any financial matters relating to Supplier or its cost to produce Product; provided that the Parties shall adjust the foregoing appropriately upon any agreement hereunder with respect to cost reductions requiring cost transparency. Supplier shall make any Records readily available for such audit, and Customer or its representatives may view any and all such Records in connection with any such audit.

13.3 Disclosure and Reporting By Customer. Customer may disclose in any lawful manner the terms of the underlying agreement, the support or funding that Customer is providing, and any other information to the extent necessary for Customer to meet its obligations under the Transparency Laws. Supplier will, at the request of Customer, provide Customer with complete and accurate information about payments or other transfers of value reportable under Transparency Laws and agrees to (and will cause its Personnel to) cooperate with Customer’s collection and disclosure of information necessary for Customer to meet its obligations under any Transparency Laws.

14. MISCELLANEOUS

14.1 No Publicity. Supplier shall not use the name, trade name, service marks, trademarks, trade dress or logos of Customer (or any of its Affiliates) in publicity releases, advertising or any other publication, nor identify Customer as a customer, without Customer’s prior written consent in each instance. The Parties intend to issue a press release regarding the Parties’ relationship hereunder upon Regulatory Approval of any Customer Product, but no such press release will be published by either Party without the prior consent of the other Party (not to be unreasonably withheld or delayed).

14.2 Governing Law; Dispute Resolution; Venue

(a) Negotiations of Dispute. Prior to commencing any litigation with respect to any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provisions of this Agreement or an Order or any related documents, a Party shall provide written notice to the other Party of the existence of such dispute. The Parties shall for a period of thirty (30) days following such notice enter into good faith discussions and negotiations in an attempt to resolve such dispute. If, by the end of such thirty (30) day period, unless such period is extended by mutual agreement of the Parties, the Parties have been unable to resolve such dispute, either Party may initiate litigation. The procedures specified in this Section 14.2 is a precondition to the initiation of litigation by a Party, in connection with disputes between the Parties arising out of or relating to this Agreement and any Order; provided, however, that a Party may: (i) seek a preliminary injunction or other preliminary judicial relief, without attempting to resolve such dispute as provided in this Section, if in its judgment such action is necessary to avoid irreparable harm; or (ii) institute formal proceedings to avoid the expiration of any applicable limitations period. Further, the requirement to attempt to resolve a dispute in accordance with this Section 14.2 does not affect a Party’s right to terminate this Agreement or an Order as provided in Section 7.1, and neither Party shall be required to follow these procedures prior to terminating the Agreement.

(b) Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. THE PARTIES EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND SHALL NOT APPLY TO THIS AGREEMENT.

(c) Venue. All actions and proceedings under this Agreement shall be brought exclusively in a state or federal court of competent subject matter jurisdiction in the County of New Castle in the State of Delaware. Each Party hereby irrevocably waives (i) any objection which it may have at any time to the venue of the proceedings in any such court, (ii) any claim that such proceedings have been brought in an inconvenient forum and (iii) the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such Party. IN ANY CONTROVERSY OR CLAIM, WHETHER BASED IN CONTRACT, TORT OR OTHER LEGAL THEORY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION, ENFORCEABILITY OR VALIDITY, OR THE PERFORMANCE OR BREACH HEREOF OR THE RELATIONSHIPS ESTABLISHED HEREUNDER, ALL PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY.

14.3 Relationship of the Parties. The relationship hereby established between Customer and Supplier is solely that of independent contractors. Supplier has no authority to act or make any agreements or representations on behalf of Customer. This Agreement is not intended to create, and shall not be construed as creating, between Supplier and Customer, the relationship of principal and agent, employer and employee, joint venturers, co-partners, or any other such relationship, the existence of which is expressly denied. No employee or agent engaged by Supplier shall be, or shall be deemed to be, an employee or agent of Customer and nor entitled to any benefits that Customer provides to its own employees.

14.4 Notices. Any notice required to be given hereunder shall be in writing and deemed to have been sufficiently given, (i) when delivered in person, (ii) on the next Business Day after mailing by overnight courier service, or, where overnight courier service is unavailable, by other expedited delivery provided by a recognized express courier, or (iii) when delivered via e-mail, provided the original is delivered via one of the preceding methods on or prior to the fifth (5th) Business Day after transmission of the e-mail, to the addresses specified below. Each notice shall specify the name and date of and parties to this Agreement.

If to Pfizer:

and a copy (which shall not constitute notice) to:

If to BioNTech:

with a copy (which shall not constitute notice) to:

If to Supplier:	TriLink BioTechnologies Inc. 10770 Wateridge Circle Suite 200 San Diego, CA 92121 Attn: E-MAIL ADDRESS:

with copies (which shall not constitute notice) to:

Maravai LifeSciences, Inc. 10770 Wateridge Circle Suite 200 San Diego, CA 92121 Attn: E-MAIL ADDRESS:

and Kirkland & Ellis LLP 300 North La Salle Street Chicago, IL 60654 Attn: E-MAIL ADDRESS:

Either Party may, by notice to the other Party, change the addresses and names given above.

13.5 Assignment/ Subcontracting. Supplier shall not assign any of its rights or delegate or subcontract any of its duties and obligations under this Agreement without the prior written consent of Customer (not to be unreasonably withheld), provided that, Supplier may, without requiring the consent of Customer: (a) delegate its duties or obligations to a subcontractor as specifically set forth in an Order or to any pre-approved subcontractor identified in the Quality Agreement, and (b) assign this Agreement to any acquirer or successor in connection with a sale of all or substantially all of the business of Supplier to which this Agreement relates, whether by sale of ownership interests or assets, merger, or otherwise. Any such attempted assignment of rights or delegation or subcontracting of duties in contravention of the above shall be void and ineffective. Any such delegation or subcontracting permitted hereunder shall not relieve Supplier of its responsibilities and liabilities hereunder and Supplier shall remain liable to Customer for the conduct and performance of each permitted assignee, delegate and subcontractor hereunder.

14.6 Binding Effect. This Agreement shall apply to, inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. The Parties agree that, except with respect to an Affiliate of Customer who is party to an Order as provided in Section 2.1, this Agreement is not intended by any Party to give any benefits, rights, privileges, actions or remedies to any person or entity, partnership, firm or corporation as a third party beneficiary or otherwise under any theory of law. It being understood and agreed that an Affiliate of Customer who is party to an Order as provided in Section 2.1 shall be deemed an intended third party beneficiary of this Agreement for purposes of that particular Order.

14.7 Force Majeure. Subject to Supplier’s obligations under Section 11.1, no Party shall be liable for any failure to perform or any delays in performance, and no Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its acts or omissions, including, without limitation, such causes as acts of God, natural disasters, epidemic or pandemic, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes, in each case to the extent beyond its reasonable control and causing failure or delay in performance (“Force Majeure Event”). For clarity, raw material price increases, unavailability of raw materials, and labor disputes shall not be deemed a Force Majeure Event. In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. The Party affected by the other Party’s delay may elect to: (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event, or (b) cancel all or any part of the unperformed part of this Agreement and/or any Orders.

14.8 Severability. If and solely to the extent that any court or tribunal of competent jurisdiction holds any provision of this Agreement to be unenforceable in a final non-appealable order, such unenforceable provision shall be stricken and the remainder of this Agreement shall not be affected thereby. In such event, the Parties shall in good faith attempt to replace any unenforceable provision of this Agreement with a provision that is enforceable and that comes as close as possible to expressing the intention of the original provision.

14.9 Non-Waiver; Remedies. A waiver by any Party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies specified in this Agreement shall be cumulative and in addition to any other rights or remedies available at law or in equity. Customer shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any actual or threatened breach by Supplier of its obligations under this Agreement (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith).

14.10 Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to effectuate the purposes of this Agreement.

14.11 Headings. Headings of sections or other parts of this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or change the meaning of this Agreement.

14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement, and shall become effective when signed by each of the Parties hereto and delivered to the other Party in accordance with the means set forth in Section 14.4 or by reliable electronic means (with receipt electronically confirmed).

14.13 Electronic Delivery and Storage. Delivery of a signed Agreement by reliable electronic means, including facsimile or email (with receipt electronically confirmed), shall be an effective method of delivery of the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the Parties to this Agreement.

14.14 Entire Agreement; Amendments. This Agreement, together with any attachments and amendments hereto, constitutes the entire agreement of the Parties with respect to its subject matter and merges and supersedes all prior discussions and writings with respect to thereto. No modification or alteration of this Agreement shall be binding upon the Parties unless contained in a writing signed by a duly authorized agent for each respective Party and specifically referring hereto.

14.15 Rule of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

*         *         *         *         *

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

TriLink Biotechnologies, LLC	Pfizer Inc.

By:	/s/ Brian Neel	By:	/s/ Mike McDermott
Name:	Brian Neel	Name:	Mike McDermott
Title:	COO	Title:	President PGS

BioNTech SE

		By:	/s/ Sierk Poetting
		Name:	Sierk Poetting
		Title:	Managing Director